EXHIBIT 99

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                                                 For information please contact:
                                                     Steve Hoefer, Agway/Telmark
                                                                  (315) 449-6474


FOR IMMEDIATE RELEASE


           WELLS FARGO FINANCIAL LEASING TO ACQUIRE ASSETS OF TELMARK,
                       LEASE FINANCING SUBSIDIARY OF AGWAY


DES MOINES, IA and SYRACUSE, NY (December 23, 2002) - Wells Fargo Financial Leasing, Inc., Telmark LLC and Agway Inc. today announced the signing of a definitive agreement in which Wells Fargo Financial Leasing, Inc. would purchase substantially all of the assets of Telmark LLC, Agway's agricultural lease financing subsidiary. The purchase is expected to close by March 1, 2003.

The acquisition includes approximately $650 million in lease receivables and is subject to obtaining appropriate approvals, including the approval of the U. S. Bankruptcy Court for the Northern District of New York. On October 1, 2002, Agway Inc. and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Telmark was not included in Agway's Chapter 11 filing.

Telmark, based in Syracuse, NY, offers lease financing for equipment, buildings and vehicles within the contiguous 48 states and serves approximately 20,000 farmers, related agricultural businesses and numerous segments of the commercial business marketplace. Telmark is a wholly owned subsidiary of Syracuse-based Agway Inc., an agricultural cooperative owned by 69,000 Northeast farmer-members.

Wells Fargo Financial Leasing, Inc. is a subsidiary of Wells Fargo Financial, Inc., an $18 billon company providing consumer installment and home equity lending, automobile financing, consumer and private label credit cards, leasing to businesses and the medical community and receivables financing to consumers and businesses in 47 U. S. states, the 10 provinces of Canada, the Caribbean and the Pacific Islands. Both companies are headquartered in Des Moines, IA and are subsidiaries of Wells Fargo & Company.

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